Exhibit 3.1.35

ARTICLES OF INCORPORATION

OF

EQUINOX SOUTH BEACH, INC.

(Pursuant to Section 607.0202 of the Florida Business Corporation Act)

FIRST:                  The name of the corporation formed hereby (hereinafter the “Corporation”) shall be Equinox South Beach, Inc.  The initial principal office and mailing address of the Corporation shall be at: c/o Equinox Holdings, Inc., 895 Broadway, New York, New York 10003.

SECOND:             The address of the initial registered office of the Corporation in the State of Florida shall be: c/o Paracorp Incorporated, 236 East 6th Street, Tallahassee, Florida 32303.  The name of the registered agent of the Corporation at such address is: Paracorp Incorporated.

THIRD:                 The Corporation is formed to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act, as amended from time to time.

FOURTH:            The aggregate number of shares that the Corporation shall have authority to issue is 200 shares.  Such shares are to consist of one class only, designated Common Stock, zero dollar par value.

FIFTH:                 The duration of the Corporation shall be perpetual, unless otherwise dissolved in accordance with the Florida Business Corporation Act and the bylaws of the Corporation.

SIXTH:                 The Corporation shall, to the fullest extent permitted by the provisions of the Delaware Limited Liability Company Act, as the same may be amended from time to time, indemnify and hold harmless any director, officer, shareholder, agent or other person of the Company.

SEVENTH:          The name and address of the sole incorporator shall be: Brian S. Werfel, Rosen Weinhaus LLP, 40 Wall Street, New York, New York 10005.

EIGHTH:             The corporate existence of the Corporation shall begin on December 23, 2004.

IN WITNESS WHEREOF, the undersigned sole incorporator has executed and delivered this Articles of Incorporation of Equinox South Beach, Inc. this 24th day of December, 2004.

By:	/s/ Brian S. Werfel
Brian S. Werfel
Sole Incorporator
Rosen Weinhaus LLP
40 Wall Street, 32nd Floor
New York, New York 10005

Having been named as the registered agent to accept service of process for the above stated corporation at the address designated in this certificate, I/we hereby acknowledge that I/we are familiar with and accept such appointment as registered agent of the above stated corporation and agree to act in such capacity.

By:	/s/ Paracorp Incorporated
Name:
Title:
Company: Paracorp Incorporated
Date: